Exhibit 99.1

Ampio Pharmaceuticals Announces Registered Direct Common Stock Offering of Approximately $9.436 Million

GREENWOOD VILLAGE, Colo., Dec. 21, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (Nasdaq: AMPE—News)(“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), announced today that it has entered into definitive agreements with accredited investors to sell an aggregate approximately 2,220,255 of shares of its common stock, par value $0.0001 per share (the “Shares”), at a price per share of $4.25 in a registered direct offering for gross proceeds of approximately $9.436 million, before deducting placement agents’ fees and estimated offering expenses.

The Shares are being offered directly by Ampio pursuant to an effective shelf registration statement previously filed with, and declared effective by the Securities and Exchange Commission on October 28, 2011 . The Company anticipates that the net proceeds from the offering will be used for general corporate purposes and working capital. The closing of this offering is expected to occur on or about December 27, 2011, subject to the satisfaction of customary closing conditions.

Fordham Financial Management, Inc. and Summer Street Research Partners served as co- lead placement agents and Emerging Growth Equities, Ltd. served as the co-placement agent for the offering. When available, copies of the preliminary prospectus supplement, the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov or Fordham Financial Management, Inc., 14 Wall Street, New York, New York 10005.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state or jurisdiction.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include, but are not limited to, statements relating to Ampio’s ability to successfully complete the proposed offering and the use of proceeds therefrom, as well as other risks that are described in further detail in the preliminary prospectus supplement relating to the offering and in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500